As filed with the Securities and Exchange Commission on January __, 2018 Registration No. 333-________

 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

OMNITEK ENGINEERING CORP.

(Exact name of Registrant as specified in its charter)

California (State of Incorporation)	33-0984450 (IRS Employer Identification No.)

1333 Keystone Way, Suite 101

Vista, California 92081

(Address of principle executive offices, including zip code)

Omnitek Engineering Corp. 2017 Long-term Incentive Plan

(Full title of the plan)

Werner Funk, Chief Executive Officer

1333 Keystone Way, Suite 101

Vista, California 92081

(Name and address of agent for service)

760-591-0089

(Telephone number, including area code, of agent for service)

Copies to:

George G. Chachas, Esq.

J. Anthony Rolfe, Esq.

Chachas Law Group P.C.

11682 El Camino Real, Suite 100

San Diego, CA 92130

(858) 925-6400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and ‘emerging growth company” in in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☒
		Emerging growth company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, no par value per share	5,000,000	$0.08	$400,000	$49.80

(1)

Pursuant to Rule 416(a), this Registration Statement shall also cover any additional Common Stock that may be offered or issued in connection with any stock split, stock dividend or similar transaction effected without the receipt of consideration, which results in an increase in the number of the outstanding shares of Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933. The above calculation is based on the average of the high and low prices of the Registrant’s common stock price as reported on the Over the Counter Bulletin Board on January 22, 2018, which was $0.07 per share.

 INTRODUCTION

This Registration Statement on Form S-8 is filed by Omnitek Engineering Corp., a California corporation (the “Company” or the “Registrant”), relating to 5,000,000 shares of the Company’s Common Stock issuable to employees, directors and consultants of the Registrant under the Omnitek Engineering Corp. 2017 Long-term Incentive Plan (the “2017 Plan”), including all options previously issued, but not exercised, under the 2017 Plan. The 2017 Plan was approved by the board of directors of the registrant on June 30, 2017 and further approved by the stockholders on October 27, 2017.

Documents containing the information specified in Part I of Form S-8 have been and/or will be distributed to employees of the Registrant as specified by Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.Plan Information

The documents containing the information specified in Item 1 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act.   Such documents are not required to be and are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge.  Requests for the above-mentioned information should be directed to Werner Funk at the address and telephone number on the cover of this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Certain Documents by Reference

The following documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act are incorporated by reference and deemed to be a part hereof:

•the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed pursuant to Rule 424(b) (including information incorporated therein by reference), filed with the SEC on March 31, 2017;

•the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 10 and all exhibits thereto (File No. 000-53955) filed with the Commission on April 27, 2010, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description;

•the Registrant’s Prospectus filed with the Commission on July 2, 2012, relating to the Registration Statement on Form S-1, as amended (File No. 333-181469), filed pursuant to the Securities Act; and,

•all other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

This Registration Statement includes 300,000 shares underlying options that have already been issued, but not exercised, pursuant to the terms of the 2017 Plan.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this registration statement.

Item 4.  Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 317 of the California Corporations Code authorizes a court to award, or a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification, including reimbursement of expenses incurred, under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. The Registrant’s Amended and Restated Articles of Incorporation, as amended eliminate the liability of the directors of the registrant for monetary damages to the fullest extent permissible under California law. In addition, the Registrant’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws provide that the registrant has the authority to indemnify the Registrant’s directors and officers and may indemnify its employees and agents (other than officers and directors) against liabilities to the fullest extent permitted by California law.

The Registrant’s Amended and Restated  By-laws may further provide for indemnification by the Registrant of its officers and certain non-officer employees under certain circumstances against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of the Registrant if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

We may also enter into indemnification agreements with each of our directors and certain of our executive officers. These agreements may provide that we indemnify each of our directors and such officers to the fullest extent permitted under law and our by-laws, and provide for the advancement of expense to each director and each such officer. We may also obtain directors and officers insurance against certain liabilities.

The Registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by the California Corporations Code and also provides for certain additional procedural protections. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8.Exhibits

See the “Exhibit Index,” which follows the signature pages to this registration statement and is herein incorporated by reference.

Item 9.Undertakings

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vista, State of California, on January 24, 2018.

OMNITEK ENGINEERING CORP.

/s/ Werner Funk
Werner Funk President and Chief Executive Officer (Principal Executive Officer)

/s/ Richard L. Miller
Richard L. Miller Chief Financial Officer (Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Werner Funk, as his true and lawful attorney in fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney in fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney in fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Werner Funk _____________________________	Director, President, Chief Executive Officer and Director (Principal Executive Officer)	January 24, 2018
Werner Funk

/s/ Richard L. Miller _____________________________	Chief Financial Officer (Principal Financial and Accounting Officer)	January 24, 2018
Richard L. Miller

EXHIBITS INDEX

The following exhibits are either filed as a part hereof or are incorporated by reference. Exhibit numbers correspond to the numbering system in Item 601 of Regulation S-K.

Exhibit
Number	Description of Exhibit
4.1	Amended and Restated Articles of Incorporation(1)
4.2	Amended and Restated Bylaws(2)
4.3	Omnitek Engineering Corp. 2017 Long-term Incentive Plan(3)
5.1	Opinion of Chachas Law Group, P.C. (3)
23.1	Consent of Sadler, Gibb & Associates, LLC (3)
23.2	Consent of Chachas Law Group P.C. (included in Exhibit 5.1)
24.1	Power of Attorney (3)

(1)  Incorporated by reference from our Registration Statement on Form 10 filed with the SEC on April 27, 2010.

(2)  Incorporated by reference from our Current Report on Form 8-K filed with the SEC on August 2, 2012.

(3) Filed herewith.